SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 18, 2008
Energy Transfer Equity, L.P.
(Exact name of Registrant as specified in its charter)

Delaware	001-32740	30-0108820
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification Number)
3738 Oak Lawn Avenue
Dallas, TX 75219
(Address of principal executive offices)
(214) 981-0700
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.
     We are supplementing our disclosures contained in “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended August 31, 2007, and in our most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, with the following information.
     Unless the context otherwise requires, references to (1) “Energy Transfer,” and “ETP” are to Energy Transfer Partners, L.P. and all of its operating limited partnerships and subsidiaries and (2) “ETE,” “we,” “us,” “our” and similar terms are to Energy Transfer Equity, L.P.
Risk Factors Relating to the Joint Venture with OGE
The completion of the joint venture with OGE is subject to the timely and successful execution of a financing plan in accordance with specified terms as well as numerous other closing conditions and ETP may therefore not be able to successfully complete the joint venture.
     Consummation of the joint venture transaction with OGE is conditioned on receipt of certain third-party consents and certain other customary closing conditions. The transaction is also conditioned upon obtaining financing pursuant to a specified financing plan that would provide ETP Enogex Partners with funds to make payments to ETP and OGE at the closing of the transaction, to refinance certain existing debt and to provide longer-term credit capacity. Specifically, the financing plan, which we refer to as the ETP Enogex Financing Plan, requires that (a) ETP Enogex Partners enter into at least a $700 million senior secured revolving credit facility having an interest rate of no more than LIBOR plus 275 to 375 basis points (dependent on the facility’s credit ratings), (b) ETP Enogex Partners issue a minimum of $700 million of senior unsecured notes having an interest rate of no more than 9.0% and (c) Transwestern Pipeline Company issue approximately $800 million in senior unsecured notes having an interest rate of no more than 8.0%. ETP and OGE have agreed that, as a condition to the consummation of the transaction, the terms of the ETP Enogex Financing Plan must be at least as favorable to ETP Enogex Partners as certain agreed upon terms, which terms ETP and OGE believed approximated existing market terms at the time the agreement for this transaction was signed. Subsequent to entering into this agreement, credit markets have deteriorated and ETP believes that financing for the joint venture is not currently available on terms that would satisfy the financing condition to closing this transaction. Although ETP and OGE could waive this condition to closing if they mutually agreed to financing terms less favorable than those specified in the contribution agreement, ETP currently does not intend to waive this condition to closing. As a result, given the recent substantial disruption in the credit markets, ETP believes it is unlikely it will be able to obtain financing that meets the minimum specified terms or obtain the consents required to complete the transaction. If the joint venture has not been consummated by March 31, 2009, either ETP or OGE may terminate the contribution agreement relating to the formation of the joint venture. If the credit markets do not improve significantly prior to March 31, 2009, the ETP Enogex Financing Plan may not be put into place and the agreement to enter into the joint venture may be terminated.
The joint venture with OGE, if completed, may not be able to successfully integrate the operations of Enogex and ETP.
     If the joint venture with OGE is completed, ETP will, pursuant to a contribution agreement, contribute its 100% equity interest in Transwestern Pipeline Company, its 100% equity interest in ETC Canyon Pipeline and its 50% equity interest in MEP to ETP Enogex Partners, and OGE will contribute its 100% equity interest in Enogex to ETP Enogex Partners, in each case subject to the satisfaction of closing conditions, including ETP Enogex Partners’ obtaining financing in accordance with the ETP Enogex Financing Plan. If ETP Enogex Partners is not able to successfully integrate these operations, it could have an adverse impact on our results of operations.
If the joint venture is completed, ETP will own 50% of the equity in ETP Enogex Partners and will not be able to exercise full control over ETP Enogex Partners.
     If the joint venture is completed, ETP will own 50% of the ownership interests in ETP Enogex Partners and ETP Enogex Partners will be managed by a four-person management council, of which ETP will designate two members and OGE will designate two members. Following an initial period, and assuming the occurrence of certain events, ETP Enogex Partners will be governed by a nine-member board of directors. ETP will be entitled to designate three members of the board, OGE will be entitled to designate three members of the board and the remaining three members will be mutually agreed upon by ETP and OGE. Accordingly, ETP will not be able to exercise full control over ETP Enogex Partners, including with respect to:
•	decisions relating to the incurrence of expenses;

•	establishing reserves for working capital, maintenance capital expenditures, environmental matters and legal and rate proceedings;

•	incurring additional indebtedness; and

•	requiring ETP to make additional capital contributions to ETP Enogex Partners to fund working capital, maintenance capital and expansion capital expenditures which could be material.
If the joint venture is completed and is subsequently unable to obtain adequate financing, ETP may need to fund its share of ETP Enogex Partners’ capital expenditure requirements.
     If the joint venture is completed and not able to obtain adequate financing on favorable terms, ETP and OGE, as 50% owners of ETP Enogex Partners, may be required to contribute additional funds to support ETP Enogex Partners’ capital expenditure programs.

Other Risk Factors Related to Our Business
ETP may not be able to obtain funding on acceptable terms or at all under its revolving credit facility or otherwise because of the deterioration of the credit and capital markets. This may hinder or prevent ETP from meeting our future capital needs.
     Global financial markets and economic conditions have been, and continue to be, disrupted and volatile due to a variety of factors, including significant write-offs in the financial services sector and the current weak economic conditions. As a result, the cost of raising money in the debt and equity capital markets has increased substantially while the availability of funds from those markets has diminished significantly. In particular, as a result of concerns about the stability of financial markets generally and the solvency of lending counterparties specifically, the cost of obtaining money from the credit markets generally has increased as many lenders and institutional investors have increased interest rates, enacted tighter lending standards, refused to refinance existing debt on similar terms or at all and reduced, or in some cases ceased, to provide funding to borrowers. In addition, lending counterparties under existing revolving credit facilities and other debt instruments may be unwilling or unable to meet their funding obligations. Due to these factors, ETP cannot be certain that new debt or equity financing will be available on acceptable terms. If funding is not available when needed, or is available only on unfavorable terms, ETP may be unable to meet its obligations as they come due or ETP may be required to post collateral to support its obligations. Moreover, without adequate funding, ETP may be unable to execute its growth strategy, complete future acquisitions or announced and future pipeline construction projects, take advantage of other business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our revenues and results of operations.
Completion of pipeline expansion projects will require significant amounts of debt and equity financing which may not be available to ETP on acceptable terms, or at all.
     ETP plans to fund its expansion capital expenditures, including any future pipeline expansion projects ETP may undertake, with proceeds from sales of ETP’s senior notes and common units and borrowings under ETP’s revolving credit facility. However, ETP cannot be certain that ETP will be able to issue ETP’s senior notes and common units on terms satisfactory to ETP, or at all. In addition, ETP may be unable to obtain adequate funding under ETP’s current revolving credit facility because ETP’s lending counterparties may be unwilling or unable to meet their funding obligations. If ETP are unable to finance ETP’s expansion projects as expected, ETP could be required to seek alternative financing, the terms of which may not be attractive to ETP, or to revise or cancel ETP’s expansion plans.
Many of ETP’s customers’ drilling activity levels and spending for transportation on ETP’s pipeline system may be impacted by the current deterioration in commodity prices and the credit markets.
     Many of ETP’s customers finance their drilling activities through cash flow from operations, the incurrence of debt or the issuance of equity. Recently, there has been a significant decline in the credit markets and the availability of credit. Additionally, many of ETP’s customers’ equity values have substantially declined. The combination of a reduction of cash flow resulting from recent declines in natural gas prices, a reduction in borrowing bases under reserve-based credit facilities and the lack of availability of debt or equity financing may result in a significant reduction in ETP’s customers’ spending for natural gas drilling activity, which could result in lower volumes being transported on ETP’s pipeline system. For example, a number of ETP’s customers have announced reduced drilling capital expenditure budgets for the remainder of 2008 and 2009. A significant reduction in drilling activity could have a material adverse effect on our operations.
The FERC is pursuing legal action against ETP relating to certain natural gas trading and transportation activities, and related third party actions have been filed against us and ETP.
     On July 26, 2007, the FERC issued to ETP an Order to Show Cause and Notice of Proposed Penalties, which we refer to as the Order and Notice, that contains allegations that ETP violated FERC rules and regulations. The FERC has alleged that ETP engaged in manipulative or improper trading activities in the Houston Ship Channel, primarily on two dates during the fall of 2005 following the occurrence of Hurricanes Katrina and Rita, as well as on eight other occasions from December 2003 through August 2005, in order to benefit financially from ETP’s commodities derivatives positions and from certain of ETP’s index-priced physical gas purchases in the Houston Ship Channel. The FERC has alleged that during these periods ETP violated the FERC’s then-effective Market Behavior Rule 2, an antimarket manipulation rule promulgated by the FERC under authority of the Natural Gas Act, or NGA. ETP allegedly violated this rule by artificially suppressing prices that were included in the Platts Inside FERC Houston Ship Channel index, published by McGraw-Hill Companies, on which the pricing of many physical natural gas contracts and financial derivatives are based. Additionally, the FERC has alleged that ETP manipulated daily prices at the Waha and Permian Hubs in west Texas on two dates. ETP’s Oasis pipeline transports interstate natural gas pursuant to Natural Gas Policy Act, or NGPA, Section 311 authority and is subject to the FERC-approved rates, terms and conditions of service. The allegations related to the Oasis pipeline include claims that the Oasis pipeline violated NGPA regulations from January 26, 2004 through June 30, 2006 by granting undue preference to its affiliates for interstate NGPA Section 311 pipeline service to the detriment of similarly situated non-affiliated shippers and by charging in excess of the FERC-approved maximum lawful rate for interstate NGPA Section 311 transportation. On October 29, 2008, ETP moved for summary disposition of the claim that Oasis unduly discriminated against nonaffiliated shippers and unduly preferred affiliated shippers. The presiding administrative law judge granted this motion on November 18, 2008, holding that FERC Staff had failed to make a prima facie case in support of this claim. This ruling, if allowed to stand, significantly narrows the FERC’s Oasis-related claims in the Order and Notice proceeding. The FERC also seeks to revoke, for a period of 12 months, ETP’s blanket marketing authority for sales of natural gas in interstate commerce at market-based prices, which activity is expected to account for approximately 1.0% of ETP’s operating income for ETP’s 2008 calendar year. If the FERC is successful in revoking ETP’s blanket marketing authority, ETP’s sales of natural gas at market-based prices would be limited to sales to retail customers (such as utilities and other end users) and sales from ETP’s own production, and any other sales of natural gas by ETP would be required to be made at contract prices that would be subject to individual FERC approval.

     In its Order and Notice, the FERC specified that it was seeking $70.1 million in disgorgement of profits, plus interest, and $97.5 million in civil penalties relating to these matters. The FERC has taken the position that, once it receives ETP’s response, it has several options as to how to proceed, including issuing an order on the merits, requesting briefs, or setting specified issues for a trial- type hearing before an administrative law judge. On August 27, 2007, ETP filed a request for rehearing of the Order and Notice. On December 20, 2007, the FERC issued an order denying rehearing and directed the FERC Enforcement Staff to file a brief recommending disposition of issues by order or by evidentiary hearing. ETP filed its response to the Order and Notice with the FERC on October 9, 2007, which response refuted the FERC’s claims and requested a dismissal of the FERC proceeding. On February 14, 2008, the Enforcement Staff of the FERC filed a brief recommending that the FERC refer various matters relating to its market manipulation allegations for an evidentiary hearing before a FERC administrative law judge. The Enforcement Staff also recommended that the FERC issue an order assessing the $15.5 million portion of the above-referenced penalty against ETP with respect to the allegations related to ETP’s Oasis pipeline and that the Oasis-related penalty assessment, if not paid, then be referred by the FERC to a federal district court for de novo review. The Enforcement Staff also recommended that the FERC impose certain changes in Oasis’s business operations and refunds to certain Oasis customers as previously proposed in the Order and Notice. Finally, the Enforcement Staff recommended that the FERC pursue market manipulation claims related to ETP’s trading activities in October 2005, for November 2005 monthly deliveries, a period not previously covered by FERC’s allegations in the Order and Notice, and that ETP be assessed an additional civil penalty of $25.0 million and be required to disgorge approximately $7.3 million of alleged unjust profits related to this additional month. If the FERC pursues the claims related to this additional month, the total amount of civil penalties and disgorgement of profits sought by the FERC would be approximately $200 million. On March 31, 2008, ETP responded to the Enforcement Staff’s brief. On April 25, 2008, the Enforcement Staff filed an answer to ETP’s March 31, 2008 pleading. On May 15, 2008, the FERC ordered hearings to be conducted by FERC administrative law judges with respect to the FERC’s Oasis claims and market manipulation claims. The hearing related to the Oasis claims was scheduled to commence in December 2008 with the administrative law judge’s initial decisions due by May 11, 2009, and the hearing related to the market manipulation claims is scheduled to commence in April 2009 with the administrative law judge’s initial decision due by October 26, 2009. The FERC also ordered that, following the completion of the hearings, the administrative law judges make initial findings with respect to whether ETP engaged in market manipulation in violation of the NGA and FERC regulations and whether Oasis violated the NGPA and FERC regulations. The FERC reserved for itself the issues of possible civil penalties, the revocation of ETP’s blanket market certificate, the method by which ETP and Oasis would disgorge any unjust profits and whether any conditions should be placed on Oasis’s Section 311 authorization. Following the issuance of each of the administrative law judges’ initial decisions, the FERC would then issue an order with respect to each of these matters. On May 23, 2008, ETP requested rehearing and stay of the FERC’s May 15, 2008 order establishing hearing, and ETP renewed those requests on June 26, 2008. On August 7, 2008, FERC denied rehearing of its May 15, 2008 order. On August 8, 2008, ETP filed a petition with the U.S. Court of Appeals for the Fifth Circuit to review and set aside FERC’s May 15 and August 7, 2008 orders on the grounds that ETP are entitled to adjudicate FERC’s claims in federal district court pursuant to the NGA and the NGPA. On August 28, 2008, ETP filed an amended petition seeking review of the Order and Notice and the December 20, 2007 order denying rehearing.
     On November 18, 2008, the administrative law judge presiding over the Oasis claims issued an initial decision granting ETP’s motion for summary disposition of the claim that Oasis unduly discriminated in favor of affiliates regarding the provision of Section 311(a)(2) interstate transportation service. Following this initial decision with respect to the principal claim related to Oasis Pipeline, in December 2008 ETP reached an agreement in principle with the Enforcement Staff to settle all of the claims related to Oasis. This agreement in principle is subject to finalization of full settlement documents between us and the Enforcement Staff and then approval by FERC. Until we receive FERC approval of settlement documents, the terms of the proposed settlement are confidential. The proposed settlement will thereafter be subject to further administrative proceedings and possible judicial review. We do not believe that the settlement, as currently agreed upon in principle, will have a material adverse effect on our business, financial condition or results of operation.
     It is ETP’s position that ETP’s trading and transportation activities during the periods at issue complied in all material aspects with applicable law and regulations, and ETP intends to contest these cases vigorously. However, the laws and regulations related to alleged market manipulation are vague, subject to broad interpretation, and offer little guiding precedent, while at the same time the FERC holds substantial enforcement authority. At this time, ETP is unable to predict the final outcome of these matters.
     On July 26, 2007, the United States Commodity Futures Trading Commission, or the CFTC, filed suit in United States District Court for the Northern District of Texas alleging that ETP violated provisions of the Commodity Exchange Act, or CEA, by attempting to manipulate natural gas prices in the Houston Ship Channel. On March 17, 2008, ETP entered into a consent order with the CFTC, which we refer to as the Consent Order. Pursuant to the Consent Order, ETP agreed to pay the CFTC $10.0 million and the CFTC agreed to release ETP and its affiliates, directors and employees from all claims or causes of action asserted by the CFTC in this proceeding. The Consent Order provides that ETP is permanently enjoined from attempting to manipulate the price of any commodity in interstate commerce in violation of the CEA. By consenting to the entry of the Consent Order, ETP neither admitted nor denied the allegations made by the CFTC in this proceeding. The settlement reduced ETP’s existing accrual and was paid from cash flow from operations in March 2008.

     In addition to the pending FERC legal action, third parties have asserted claims and may assert additional claims against us and ETP for damages related to these matters. In this regard, several natural gas producers and a natural gas marketing company have initiated legal proceedings in Texas state courts against us and ETP for claims related to the FERC claims. These suits contain contract and tort claims relating to alleged manipulation of natural gas prices at the Houston Ship Channel and the Waha Hub in West Texas, as well as the natural gas price indices related to these markets and the Permian Basin natural gas price index during the period from December 2003 through December 2006, and seek unspecified direct, indirect, consequential and exemplary damages. One of the suits against us and ETP contains an additional allegation that we and ETP transported gas in a manner that favored ETP’s affiliates and discriminated against the plaintiff, and otherwise artificially affected the market price of gas to other parties in the market. ETP has also been served with a complaint from an owner of royalty interests in natural gas producing properties, individually and on behalf of a putative class of similarly situated royalty owners, working interest owners and producer/operators, seeking arbitration to recover damages based on alleged manipulation of natural gas prices at the Houston Ship Channel. ETP has filed an original action in Harris County state court seeking a stay of the arbitration on the ground that the action is not arbitrable. The claimants agreed to a stay of the arbitration pending resolution of cross motions for summary judgment in the state court proceeding. On November 12, 2008, the state court granted ETP’s motion for summary judgment.
     A consolidated class action complaint has been filed against ETP in the United States District Court for the Southern District of Texas. This action alleges that ETP engaged in intentional and unlawful manipulation of the price of natural gas futures and options contracts on the New York Mercantile Exchange, or NYMEX, in violation of the CEA. It is further alleged that during the class period of December 29, 2003 to December 31, 2005, ETP had the market power to manipulate index prices, and that ETP used this market power to artificially depress the index prices at major natural gas trading hubs, including the Houston Ship Channel, in order to benefit ETP’s natural gas physical and financial trading positions, and that ETP intentionally submitted price and volume trade information to trade publications. This complaint also alleges that ETP violated the CEA by knowingly aiding and abetting violations of the CEA. The plaintiffs state that this allegedly unlawful depression of index prices by ETP manipulated the NYMEX prices for natural gas futures and options contracts to artificial levels during the class period, causing unspecified damages to the plaintiffs and all other members of the putative class who sold natural gas futures or who purchased and/or sold natural gas options contracts on NYMEX during the class period. The plaintiffs have requested certification of their suit as a class action and seek unspecified damages, court costs and other appropriate relief. On January 14, 2008, ETP filed a motion to dismiss this suit on the grounds of failure to allege facts sufficient to state a claim. On March 20, 2008, the plaintiffs filed a second consolidated class action complaint. In response to this new pleading, on May 5, 2008, ETP filed a motion to dismiss the complaint. On June 19, 2008, the plaintiffs filed a response opposing ETP’s motion to dismiss. ETP filed a reply in support of ETP’s motion on July 9, 2008.
     On March 17, 2008, a second class action complaint was filed against ETP in the United States District Court for the Southern District of Texas. This action alleges that ETP engaged in unlawful restraint of trade and intentional monopolization and attempted monopolization of the market for fixed-price natural gas baseload transactions at the Houston Ship Channel from December 2003 through December 2005 in violation of federal antitrust law. The complaint further alleges that during this period ETP exerted monopoly power to suppress the price for these transactions to non-competitive levels in order to benefit ETP’s own physical natural gas positions. The plaintiff has, individually and on behalf of all other similarly situated sellers of physical natural gas, requested certification of its suit as a class action and seeks unspecified treble damages, court costs and other appropriate relief. On May 19, 2008, ETP filed a motion to dismiss this complaint. On July 2, 2008 the plaintiffs filed a response opposing ETP’s motion to dismiss. ETP filed a reply in support of its motion on August 18, 2008.
     ETP is expensing the legal fees, consultants’ fees and other expenses relating to these matters in the periods in which such expenses are incurred. In addition, ETP’s existing accruals for litigation and contingencies include an accrual related to these matters. At this time, ETP is unable to predict the outcome of these matters. However, it is possible that the amount ETP becomes obliged to pay as a result of the final resolution of these matters, whether on a negotiated settlement basis or otherwise, will exceed the amount of ETP’s existing accrual related to these matters. In accordance with applicable accounting standards, ETP will review the amount of our accrual related to these matters as developments related to these matters occur and ETP will adjust ETP’s accrual if ETP determines that it is probable that the amount ETP may ultimately become obliged to pay as a result of the final resolution of these matters is greater than the amount of ETP’s existing accrual for these matters. As ETP’s accrual amounts are non-cash, any cash payment of an amount in resolution of these matters would likely be made from cash from operations or borrowings, which payments would reduce ETP’s cash available to service its indebtedness either directly or as a result of increased principal and interest payments necessary to service any borrowings incurred to finance such payments. If these payments are substantial, we may experience a material adverse impact on our results of operations and our liquidity.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Energy Transfer Equity, L.P.
	By:	LE GP, LLC,
its General Partner

Date: December 18, 2008	By:	/s/ John W. McReynolds
John W. McReynolds
President and Chief Financial Officer